Atkore International Group Inc. Acquires United Structural Products

Harvey, Illinois, June 3, 2019/Business Wire/ -- Atkore International Group Inc. (“Atkore”), today announced that it has acquired the assets of United Structural Products, LLC. (“USP”), a manufacturer of welded aluminum and engineered-to-order cable trays that are built per NEMA standards and certified by Underwriters Laboratories (UL). (www.unitedstructuralproducts.com)

“The acquisition of USP is consistent with Atkore’s statements on pursuing complementary acquisitions in support of the company’s strategic growth plan. This transaction strengthens Atkore’s position as a leader in the cable tray industry,” commented Peter Lariviere, Atkore President of its Cable Solutions business unit. “Atkore’s focus on serving customers is further enhanced with a comprehensive range of cable management solutions under the market-recognized brands of Cope and US Tray.”

Dana Black, co-owner of USP, added, “USP has built a strong reputation for producing quality products supported with exceptional customer service. These are the same traits valued by Atkore, and we’re proud our contributions have been recognized.”

Mr. Lariviere confirmed that Dana Black and co-owner Tom Meredith will remain with the company in leadership roles as they support Atkore organization’s continued focus on serving electrical products customers.
USP is headquartered in Atlanta, Georgia and will continue operating at their current location under their flagship brand of US Tray.

Terms of the sale are undisclosed.

About Atkore International Group Inc.

Atkore International Group Inc. delivers a unique portfolio of integrated electrical products that deploy, isolate and protect a structure’s electrical circuitry from source to outlet. With 3,800 employees and 62 manufacturing and distribution facilities worldwide, we meet our customers’ needs by providing unmatched quality, delivery and value across a robust product line that includes steel, PVC and aluminum conduit, armored cable and flexible conduits, metal framing, wire baskets, cable trays and other complementary products including fittings and mechanical tube. To learn more, please visit at www.atkore.com.